Exhibit 21.1

Subsidiaries of the Registrant

The following is a list of the wholly-owned subsidiaries of the Registrant:

Blackboard Acquisition Co., LLC, a Delaware limited liability company
Bb Acquisition Corp., a Delaware corporation
Blackboard International Holdings Inc., a Delaware corporation
Blackboard Tennessee LLC, a Delaware limited liability company

Blackboard Acquisition Co., LLC has two wholly-owned subsidiaries, Blackboard iCollege, Inc., a Delaware corporation, and Blackboard Corp., a Delaware corporation (formerly known as Blackboard Campuswide, Inc.). Blackboard Corp. has one wholly-owned subsidiary, Blackboard Campuswide of Texas, Inc., a Texas corporation.

Blackboard International Holdings Inc. has one wholly-owned subsidiary, Bb Management LLC, a Delaware limited liability company. Blackboard International Holdings Inc. also holds a 99% interest in Blackboard International L.P., a Bermuda limited partnership; the remaining one percent is held by Bb Management LLC. Blackboard International L.P. has one wholly-owned subsidiary, Blackboard International B.V., a Netherlands corporation. Blackboard International B.V. has two wholly-owned subsidiaries, Blackboard Japan B.V., a Netherlands corporation and Blackboard Japan K.K., a Japanese corporation.